Exhibit 10.57
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is between Joseph D’Amico (“Consultant”) and Apollo Group, Inc., an Arizona corporation (“the “Company”).
WHEREAS, Company desires to retain the services of Consultant as an independent contractor so that his professional skills, abilities and experience will be available to Company for a defined, limited period,
WHEREAS, Consultant is willing to perform in such a capacity on the terms and conditions hereinafter set forth; and
WHEREAS, Consultant represents that he has the requisite skills, abilities and experience to provide the services desired by Company;
NOW, THEREFORE, IN CONSIDERATION for the mutual promises and covenants contained herein, the parties to this Agreement hereby agree as follows:
1.    Consulting Services. Effective as of September 1, 2013 (the “Effective Date”), the Company hereby engages Consultant as an independent contractor to provide the following services: Developing new senior level relationships within Fortune 500 companies, assisting the Company in maintaining strong relationships with senior political and regulatory leaders throughout the world, and other advisory and consulting services as may be requested by the Chief Executive Officer and/or other senior executive officers of the Company from time to time (the “Services”).
2.    Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue until August 31, 2014 (the “Consultancy Period”), unless: (i) earlier terminated pursuant to a right of termination specified in this Agreement or (ii) extended pursuant to a written agreement or amendment executed by each party hereto. Consultant’s transition from an employee of the Company to a consultant shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.
3.    Compensation for Consulting Services.
(a)    During the Consultancy Period, Consultant shall be paid $500.00 per hour for each hour spent in providing the Services under this Agreement and a pro-rated hourly amount for partial hours so spent; provided that Consultant complies with the terms, conditions and restrictions of this Agreement. For the avoidance of doubt, travel time is not considering time spent in providing Services and Consultant will not receive a fee for those hours.
(b)    The level of services that Consultant will be required to perform under this Agreement shall be determined by the Company and will not exceed twenty percent (20%) of the average level of services Consultant provided to the Company as an employee during thirty-six (36) month period immediately preceding Consultant’s termination of employment as an employee of the Company.
(c)    The fees shall be paid to Consultant within ten (10) business days after the end of each calendar month of services. Consultant shall issue invoices to the Company for services provided and business-related out-of-pocket expenses incurred under this Agreement.

4.    Compensation for Services as a Non-Employee Board Member. Consultant shall continue to serve as a non-employee director of the University of Phoenix, Inc. Board of Trustees and the Western International University Board of Trustees. The Company shall compensate Consultant for his services to these boards consistent with the amount of compensation paid to other non-employee members of these boards and payable in the same manner as compensation is paid to other non-employee members of these boards.

5.    Reimbursement of Expenses.

(a)    The Company shall reimburse Consultant for all reasonable out-of-pocket business expenses actually incurred by Consultant in providing the services required of him pursuant to this Agreement. In order to facilitate Consultant’s provision of services under this Agreement and to obtain cost efficiencies in relation to those services, the Company will, during the Consulting Period, provide Consultant with (i) an office at its offices located at 227 West Monroe, Suite 3600, Chicago, Illinois 60606 and 4025 S. Riverpoint Parkway, Phoenix, Arizona 85040, and (ii) reasonable access to executive level administrative support and technical support. Additionally, the Company agrees that Consultant will be eligible for reimbursement of airline travel expenses incurred in providing services under this Agreement at the same class of service as Consultant was eligible to travel as an employee of the Company.

(b)    As to each such expense for which Consultant seeks reimbursement, Consultant must furnish detailed receipts and other valid documentation within forty-five (45) calendar days following the later of: (i) the date on which that expense is incurred or (ii) the date on which Consultant receives the invoice or billing statement for such expense for the incurred. The Company shall provide Consultant with each reimbursement to which he is entitled hereunder within thirty (30) business days after his submission of the requisite invoice. In no event, however, will any expense be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred.

(c)    In addition, the following provisions shall apply to such reimbursement arrangement hereunder: (i) the amount of expenses eligible for reimbursement in any one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; and (ii) Consultant’s right to the reimbursement of such expenses cannot be liquidated or exchanged for any other benefit.
6.    Confidential Information. Currently with the execution of this Agreement, Consultant shall execute and deliver to the Company the Proprietary Information and Intellectual Property Agreement attached as Exhibit A to this Agreement and shall abide by all the terms and provisions of that agreement.
7.    Nature of Relationship.

(a)    Nothing in this Agreement shall be interpreted or construed as continuing any employment relationship between Consultant and the Company during the Consultancy Period. Accordingly, Consultant shall not represent himself as an officer, employee or agent of the Company to any third party, and Consultant’s services under this Agreement shall be rendered solely as a non-employee independent contractor.

(b)    Without limiting the generality of the foregoing, Consultant hereby agrees and confirms that during the Consultancy Period, he will not be entitled to participate in any employee benefit plans, policies or programs of the Company, including (without limitation) group term life insurance or group health benefit plans, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, cash incentive plans, the Employee Stock Purchase Plan, stock option or other stock-based compensation plans, retirement benefits or 401(k) plan. Notwithstanding the foregoing, nothing in this Agreement is intended, nor shall it be construed to restrict Consultant’s rights to COBRA benefits in accordance with federal law and the terms of Consultant’s Separation Agreement and General Release and Waiver of Claims or to change any terms of Consultant’s equity award agreements with the Company.

(c)    Consultant shall be solely responsible for the payment of all taxes that become due and payable on any amounts paid to him by the Company pursuant to this Agreement, and the Company shall not withhold or otherwise collect any taxes from such payments. The Company’s understanding is that Consultant’s tax home is Illinois.

8.    Indemnity. The Company agrees to indemnify and hold harmless Consultant from and against, and the Company agrees that Consultant shall not have any liability to the Company for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, "Liabilities"):
(a)    related to or arising out of: (i) the Company’s actions or failures to act (including statements or omissions made or information provided by the Company or its agents) or (ii) Consultant’s actions or failures to act with the Company’s consent or in reliance on the Company’s actions or failures to act, or
(b)    otherwise related to or arising out of the engagement, Consultant’s performance thereof or any other services Consultant is asked to provide to the Company with respect to the engagement (in each case, including related activities prior to the date hereof), except that this clause (B) shall not apply to any Liabilities to the extent that they are finally determined by a court of competent jurisdiction to have resulted primarily from the fraud, bad faith or gross negligence of Consultant.
9.    Termination of Agreement.
(a)    Consultant may, at any time, terminate this Agreement time upon thirty (30) business days prior written notice to the Company and, in such case, the Company’s obligation to pay compensation for any further services pursuant to Paragraphs 3 and 4 of this Agreement shall immediately cease. In that event, Company’s liability to Consultant shall be limited to payment for services actually furnished prior to termination plus reimbursable business-related expenses incurred.
(b)    The Company may, at any time, terminate this Agreement upon thirty (30) business days’ prior written notice to Consultant. In such case, the Company agrees to pay Consultant the any remaining unpaid fees for services provided prior to the termination of the Agreement in a lump sum within thirty (30) days following the termination date of the Agreement.
(c)    Notwithstanding Paragraph 9(b) above, in the event that Consultant breaches any of his obligations under this Agreement, the Company shall have the right, exercisable in its sole discretion, to terminate this Agreement immediately, provided that the Company shall give written notice to Consultant of the actions or omissions deemed to constitute the grounds for such a termination, and Consultant shall have a period of not less than fifteen (15) business days after the receipt of such notice in which to cure the specified breach. In such case, the Company’s obligation to pay compensation for any further services pursuant to Paragraphs 3 and 4 of this Agreement shall immediately cease and the Company’s liability to Consultant shall be limited to payment for services actually furnished prior to termination plus reimbursable business-related expenses incurred prior to termination.

(d)    Unless sooner terminated in accordance with the foregoing provisions of this Paragraph 9, the consulting relationship established under this Agreement shall terminate upon the completion of the Consultancy Period, and any amounts due and payable to Consultant at that time shall be paid to him in accordance with the foregoing terms and conditions of this Agreement.
10.    Conflicting Agreements. Consultant represents and warrants that he is not contractually prohibited from engaging in any type of work and that he is not a party to any agreement or under any obligation which conflicts with the terms of this Agreement or which prohibits him from carrying out his responsibilities under this Agreement.
11.    Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. Absent such written waiver, no forbearance or other failure to insist on prompt compliance with any obligations, agreements or conditions hereunder shall be deemed to constitute a waiver of the rights of the party to whom compliance is owed.
12.    Notices. All notices required or permitted hereunder shall be given in writing and (i) personally delivered to the other party, (ii) sent by certified mail, return receipt requested, to the other party, or (iii) sent via facsimile to the other party with a copy sent via U.S. Mail to the following address:

To Consultant:	To Company:

Mr. Joseph D’Amico	Mr. Fred Newton
[Address redacted.]	4025 S. Riverpoint Parkway
Phoenix, AZ 85040

With a Copy to:

Keith H. Berk
Horwood Marcus & Berk Chartered
500 West Madison, Suite 3700
Chicago, IL 60661
13.    Severability. If any provision of this Agreement is held illegal or unenforceable by any court or other authority of competent jurisdiction, such provision shall be deemed severable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement.
14.    Governing Law. This Agreement is entered into in Arizona and the laws of such State shall apply to it without resort to such State’s conflict-of-laws rules.
15.    Binding Agreement. This Agreement, including Exhibit A, sets forth the entire agreement between the parties as to the Services and shall be binding upon and inure to the benefit of the parties and the heirs, legal or personal representatives of Consultant and successors and assigns of the Company.
EXECUTED this 12th day of September 2013, in Phoenix, Arizona.

	APOLLO GROUP, INC.	CONSULTANT

By:	/s/ Fred Newton	/s/ Joseph L. D’Amico
	Fred Newton	Joseph D’Amico
SVP Human Resources

EXHIBIT A

PROPRIETARY INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT

This Proprietary Information and Intellectual Property Agreement (“PIIPA”) confirms certain terms of my consulting services to Apollo Group, Inc., is a condition of my consulting relationship with the Company, and is a material part of the consideration for the Company’s engagement of my services as a consultant. The headings contained in this PIIPA are for convenience only, have no legal significance, and are not intended to change or limit this PIIPA in any matter whatsoever. Capitalized terms not defined in this PIIPA have the meanings ascribed to them in the Company’s Intellectual Property Policy. I have read and agree to comply with such policy. If there is any conflict between the terms of such policy and this PIIPA, the terms of this PIIPA will prevail.

A.Definitions

1.The “Company”

As used in this PIIPA, the “Company” refers to Apollo Group, Inc., each of its subsidiaries, parent companies, and successors and assigns. A subsidiary is any company that is directly or indirectly, wholly or partially, owned by Apollo Group, Inc. I recognize and agree that my obligations under this PIIPA and all terms of this PIIPA apply to me regardless of whether I am engaged to provide consulting services to Apollo Group, Inc. or any subsidiary, parent company, successor or assign of Apollo Group, Inc.

2.“Proprietary Information”

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this PIIPA, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company. “Proprietary Information” includes information concerning the organization, business and finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including (without limitation):

a.the Company’s Lead List which is comprised of prospective students;

b.data and information on current and prospective corporate accounts, including, but not limited to, the identity of the corporate accounts, the decision makers or decision influencers, the buying criteria of the accounts and programs for those accounts;

c.information with respect to past, current and prospective merger, acquisition, disposition, joint venture and other transactions and opportunities, including, but not limited to, the identity of the transaction targets or prospects, the decision makers or decision influencers with respect to the transactions, the proposed terms and conditions of any such past, current or prospective transactions or opportunities, including the status thereof;

d.the management process, training materials, scripts, programs and preferred responses to features and benefits provided to enrollment counselors, academic counselors and finance counselors;

e.the certification training materials and processes for the certification of the Company’s student advisors (known as the ACU online learning system program), including, but not limited to, the tests taken, materials provided and course work;
f.the information and data contained in the Company’s enrollment data system, including all monthly enrollment reports;

g.salary, terms of employment, length of employment and performance review information on the faculty members and other employees of the Company;

h.all business models and financial information, data and materials of the Company not otherwise available to the general public through the Company’s Annual Report or otherwise;

i.all market research or works for hire materials, including, but not limited to, industry data, demographics, company profiles and/or specific consumer behavior information;

j.all monthly financial, statistical and operational information and reports and all other information concerning enrollment by campus, profit and loss per campus and the terms of any lease;

k.all monthly financial statements, including, but not limited to, any materials prepared for the Board of Directors;

l.all internally developed source code and the techniques and processes embodied therein, including, but not limited to, modifications to existing source codes for student information systems (such as Galaxy, Campus Tracking, OSIRIS and eCampus), academic systems (such as rEsource and OnLine Learning System (OLS)), proprietary modifications to packaged applications (such as PeopleSoft, Oracle Financials and ADP HRizon) and all future internally developed source code;

m.information provided to the Company from a third party under a non-disclosure agreement;

n.the “Personally Identifiable Information” of any individual that is known or accessible as a result of either my prior employment with the Company or my current consultancy with the Company. “Personally Identifiable Information” includes, but is not limited to information that is directly associated with a specific person such as a name, address, telephone number, e-mail address, or information about activities directly linked to that person. It also includes, but is not limited to, “Education Records” as that term is defined in the Family Educational Rights and Privacy Act of 1974, as amended.
I understand and agree that my engagement as a consultant to the Company creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

3.“Company Documents and Materials”

I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this PIIPA, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.
“Company Documents and Materials” include (without limitation) blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes, computer hard drives, floppy disks, CD ROMS, or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models and any information recorded in any other form whatsoever. “Company Documents and Materials” also include copies of any of the foregoing.

B.Assignment of Rights and Confidentiality Requirements

All Proprietary Information is and shall be the sole property of the Company. I hereby grant and assign, and agree to grant and assign, to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.

At all times, both during the period of my consulting relationship with the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company as specified in the Company’s Delegation of Authority (“DOA”), except as may be necessary in the ordinary course of performing my duties as a consultant to the Company. I acknowledge that, without prejudice to any and all rights of the Company, an injunction is the only effective remedy to protect the Company’s rights and property as set out herein.

C.Maintenance and Return of Company Documents and Materials

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this PIIPA. All Company Documents and Materials are and shall be the sole property of the Company.

I agree that during the period of my consulting relationship with the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except in connection with performing my duties as a consultant to the Company. I further agree that, immediately upon the termination of my consulting relationship with the Company for any reason, or at any time during the period of my engagement as a consultant if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this PIIPA.

D.Disclosure of Intellectual Property to the Company

I will promptly disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property (as defined below) which includes (without limitation) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, and any other property subject to legal protection by patents, copyrights, trademarks, and/or trade secrets, or which may become subject to legal protection hereafter, whether or not they were, are, or will be so protected, which are made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my engagement as a consultant to the Company.

I will also disclose in accordance with the Company’s Intellectual Property Policy, all Company Intellectual Property made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my consulting relationship with the Company which resulted, in whole or in part, from my engagement by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Company Intellectual Property are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.

I agree to disclose Company Intellectual Property to the Company upon the first to occur of:

1.    Creation;
2.    A request by Intellectual Property (“IP”) Counsel, as appointed by the Company’s General Counsel, or a designee of IP Counsel;
3.    As required by any applicable External Sponsor contract, by this Agreement, or by any other Company policy;
4.    A determination is made by me that the Company or an External Sponsor may have an interest in the Intellectual Property.
I understand and agree that my disclosure of the creation of Company Intellectual Property must occur prior to any discussions or actions involving the Commercial Application of Company Intellectual Property and prior to any non-confidential presentation or other public release of the Company Intellectual Property. “Commercial Application of Intellectual Property” means any application of Intellectual Property in which an employee or service provider to the Company or the Company itself intends to obtain, or is likely to receive, economic gain from the use or disposition of the Intellectual Property.

I further agree to disclose promptly to IP Counsel any potentially unauthorized use of Company Intellectual Property by a third party.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign to the Company any of my rights in Intellectual Property that does not qualify as Company Intellectual Property. “Company Intellectual Property” is Intellectual Property that: (a) is created in the scope of my engagement as a consultant to the Company; (b) is developed, in whole or in part, by the use of Company Resources (excluding resources accessed and used entirely as part of a student or faculty academic endeavor at any subsidiary); (c) relates to the business of the Company or to the Company’s actual or demonstratably anticipated strategies, plans or research and development; or (d) contains Company Proprietary Information. Company Resources include, but are not limited to the following resources owned or controlled by Apollo Group, Inc., or a subsidiary: facilities, computers, research funding, resources for asynchronous or distance learning programs, paid time within the period of my engagement as a consultant to the Company, assistance of support staff, telecommunication services, central computing resources, instructional or graphic design or other production services, Company trade secret information, and any other equipment, technologies or facilities.

E.Right to New Ideas

1.Assignment of Company Intellectual Property to the Company
I agree that all Company Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall be the sole property of the Company to the maximum extent permitted by applicable law. However, any Intellectual Property that I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during the period of my engagement as a consultant to the Company shall not be the sole property of the Company so long as such Intellectual Property does not qualify as Company Intellectual Property.

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Company Intellectual Property. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in Company Intellectual Property.

I agree to receive written approval from IP Counsel prior to incorporating, in any manner or fashion, any Intellectual Property not fully-owned by the Company into Company Intellectual Property.

If I incorporate any Intellectual Property in which I have an interest into Company Intellectual Property or any Company product, service, or process, I hereby grant and agree to grant to the Company a royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute any such Intellectual Property as part of or in connection with Company Intellectual Property or Company product, service or process in any media now known or later developed.

Furthermore, if I incorporate, without prior written approval, any Intellectual Property in which any party other than the Company has an interest into Company Intellectual Property or any Company product, service, or process, I agree to indemnify the Company for any consequences of such incorporation.

2.Works Made for Hire

I further acknowledge and agree that Company Intellectual Property, including (without limitation) any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign and agree to assign to the Company any and all rights, title and interest I may have or acquire in such works made for hire.

3.Cooperation

I agree to perform, during and after the period of my engagement as a consultant to the Company, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this PIIPA and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Company Intellectual Property and improvements thereto in any and all jurisdictions. Such acts may include (without limitation) execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint and agree to appoint the Company and its duly authorized officers and agents, as my agents and attorneys to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in the same manner as I could do to further the purposes set forth above in this Subsection 3, including (without limitation) the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with Company Intellectual Property and improvements thereto with the same legal force and effect as if executed by me.

4.Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” in applicable copyright or other legislation (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law of a jurisdiction, and to the extent the following is allowed by the laws in the various jurisdictions where Moral Rights exist, I hereby waive the whole of my Moral Rights in any work and warrant that any work created by me is original.

5.List of Intellectual Property

I have attached hereto as Appendix A a complete list of all Intellectual Property or improvements to which I claim ownership and that I desire to remove from the operation of this PIIPA (except for the license granted in Section (E)(1) above), and I acknowledge and agree that such list is complete. If no such list is attached to this PIIPA, I represent that I have no such Intellectual Property at the time of signing this PIIPA.

F.Company Authorization for Publication

Prior to my submitting or disclosing for possible non-confidential publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s Intellectual Property or its business or anticipated research, I agree to deliver a copy of such material to an officer of the Company as specified in the DOA for his or her review and written consent. I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Intellectual Property.

G.Former Employer’s, Client’s and Others’ Information

I represent that my performance of all the terms of this PIIPA does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired or developed by me in confidence or in trust prior to my engagement as a consultant to the Company. I agree that I will not disclose to the Company, or use in the performance of my duties and responsibilities as a consultant to the Company, any trade secrets or confidential or proprietary information or material belonging to any previous employers (other than the Company), clients or other person or entity.

H.Non-Solicitation of Employees

During the period of my consulting relationship with the Company and for a period of one year thereafter, I agree that I will not, directly or indirectly or by action in conjunction with any other person, company, partnership, corporation or entity, in any manner whatsoever, seek to hire, solicit, induce, influence or seek to influence, any Company employee to terminate his or her employment with the Company. If there is a conflict between this provision and any restrictive covenants contained in any consulting agreement executed by me and the Company, the provisions of the consulting agreement will govern.

I.Independent Contractor Status.

I agree that this Agreement is not an employment contract and that I will not, at any time, be an employee of the Company. Furthermore, I agree that, during the term of my engagement as a consultant to the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of the Company representative responsible for the organization in which I am providing consulting services.

J.Reformation and Severability

I agree that if any provision, or portion of a provision, of this Agreement is deemed unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable. Should any provision, or portion of a provision, of this Agreement be deemed unenforceable for any other reason, such unenforceability will not affect any other provision, or portion of a provision, of this Agreement and this Agreement shall be construed as if such unenforceable provision, or portion of provision, had never been contained herein.

K.Authorization for Post-Termination Notification of Obligations under PIIPA

I hereby authorize the Company to notify any person or entity with whom I become employed, or to whom I provide services, following the termination of my consulting relationship with the Company of my ongoing obligations under this PIIPA.

L.Entire Agreement

This PIIPA sets forth the entire agreement and understanding between the Company and me relating to the subject matters covered therein with respect to my consulting relationship with the Company, and this PIIPA merges, cancels, supersedes and replaces all prior discussions between us, including (without limitation) any and all statements, representations, negotiations, promises or agreements relating to the subject matters covered by this PIIPA that may have been made by any officer, employee or representative of the Company. Furthermore, any subsequent change(s) to the terms or conditions of my consulting relationship with the Company, including (without limitation) the number of hours of consulting services required of me or the hourly rate of compensation for my consulting services, shall not affect the validity or scope of this Agreement which shall remain in full force and effect notwithstanding any such change(s).

M.Effective Date

This Agreement shall be effective as of the first day of my engagement by the Company as a consultant and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company.

N. Governing Law

Although I may perform consulting services for the Company outside of Arizona or the United States, I understand and agree that this Agreement will be interpreted and enforced in accordance with the laws of the State of Arizona.

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I HAVE READ THIS PIIPA CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.
I SIGN THIS PIIPA FREELY AND VOLUNTARILY, WITHOUT COERCION OR DURESS.

Date: 9/12/2013	/s/ Joseph L. D’Amico
Joseph D’Amico

For Apollo Group, Inc.:

/s/ Fred Newton
Fred Newton
SVP Human Resources

APPENDIX A

1.
The following is a complete list of all Intellectual Property relevant to the subject matter of my consulting relationship with the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my engagement as a consultant by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Intellectual Property Agreement (“PIIPA”), except for the license granted in Section (E)(2) of the PIIPA:

X	No Intellectual Property.

See below:

See _____ (#) additional sheets attached.

2.	I propose to bring to my consulting relationship the following materials and documents of a former client, employer or other person/entity:

X	No materials or documents

See below:

See ____ (#) additional sheet(s) attached:

Date: 9/12/2013	/s/ Joseph L. D’Amico
Joseph D’Amico